                                  NEWS RELEASE

Rick L. Catt, President                                 FOR IMMEDIATE RELEASE
  And Chief Executive Officer                               January 22, 2003
First Robinson Financial Corporation
501 East Main Street
Robinson, IL  62454

                      FIRST ROBINSON FINANCIAL CORPORATION
             ANNOUNCES THIRD QUARTER EARNINGS AND REPURCHASE PROGRAM
             -------------------------------------------------------

First Robinson Financial Corporation (OTC Bulletin Board: "FRFC"), the Holding Company for First Robinson Savings Bank, National Association, has announced earnings for the third quarter ended December 31, 2002. Rick L. Catt, President and CEO, noted that "We are pleased to report our net earnings for the quarter ended December 31, 2002 were $287,000. This is an increase of $110,000 or 62.1% over net earnings of $177,000 for the same three-month period ended December 31, 2001. Net earnings for nine months ending December 31, 2002 were $797,000 compared to $300,000 for the nine-month period ending December 31, 2001".

Net interest income after provision for loan losses was $948,000 for the quarter ended December 31, 2002. This is an increase of $130,000 or 15.9% from $818,000 for the quarter ending December 31, 2001. Net interest income increased by $122,000 or 14.6% from $833,000 as of December 31, 2001 to $955,000 for the three months ending December 31, 2002. Provision for loan losses was $7,000 for the quarter ended December 31, 2002 as compared to $15,000 for the comparable three-month period ending December 31, 2001. The interest rate spread for the three months ended December 31, 2002 was 3.81% up from 3.34% for the three-month period ended December 31, 2001.

Non-interest income was $261,000 for the quarter ended December 31, 2002, compared to $199,000 for the quarter ended December 31, 2001, an increase of $62,000 or 31.2%. Non-interest expense was $746,000 for the quarter ended December 31, 2002, compared to $760,000 for the three months ended December 31, 2001, a decrease of $14,000 or 1.8%.

Return on average assets for the quarter ended December 31, 2002 was 1.16% as compared to 0.75% for the three months ended December 31, 2001. Return on average stockholders' equity was 11.46% for the quarter ended December 31, 2002 as compared to 7.89% for the quarter ended December 31, 2001.

A program to repurchase up to 5% of the Company's outstanding shares concluded December 31, 2002 with 11,258 shares of the approved 26,445 shares of the outstanding stock being purchased. A new program to repurchase up to 25,000 shares of the Company's outstanding shares was approved and will conclude June 30, 2003. As of January 18, 2003, the Company had 517,644 shares outstanding.

As of December 31, 2002, the Company had assets of $101.0 million, liabilities of $90.8 million and stockholders' equity of $10.2 million. Through its banking subsidiary, the Company operates three full-service offices and one drive-up facility in Robinson, Palestine and Oblong, Illinois.

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                      SELECTED CONSOLIDATED FINANCIAL DATA
                      FIRST ROBINSON FINANCIAL CORPORATION

Operations Data:
---------------                                 Three Months Ended        Nine Months Ended
                                                    December 31,             December 31,
                                                2002          2001        2002         2001
                                                ----          ----        ----         ----
                                                  (In Thousands)            (In Thousands)
                                                    Unaudited                 Unaudited

Total Interest Income                        $ 1,488       $ 1,561      $ 4,535      $ 4,830

Total Interest Expense                           533           728        1,777        2,307

Net interest Income                              955           833        2,758        2.523

Provision for Loan Losses                          7            15           30          225

Net Interest Income After
       Provision                                 948           818        2,728        2,298

Total Non-Interest Income                        261           199          791          534

Total Non-Interest Expense                       746           760        2,298        2,406

Income Before Taxes                              463           257        1,221          426

Provision for Income Taxes                       176            80          424          126

Net Income                                       287           177          797          300

Basic Earnings Per Share                       $0.58         $0.36        $1.62        $0.59

Diluted Earnings Per Share                     $0.58         $0.36        $1.62        $0.59


Selected Ratios and Other Data:

Return - Average Assets                        1.16%         0.75%       1.08.%        0.44%

Return - Avg Stockholders' Equity             11.46%         7.89%       11.10%        4.47%

Average Assets                               $98,824       $93,911      $98,820      $93,012

Avg Stockholders' Equity                      10,005        8,977         9,575        8,953

                                                        December 31,     March 31,
                                                        ------------     ---------
                                                            2002           2002
                                                            ----           ----
Balance Sheet Data:                                      Unaudited       Audited
-------------------
Total Assets                                              $101,034        $97,724

Total Liabilities                                           90,811         88,724

Stockholders' Equity                                        10,223          9,000